Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 28, 2022 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.8 million and Adjusted EBITDA of $2.2 million on revenue of $32.1 million for the second quarter ended June 30, 2022. For the second quarter of 2021, the Company reported operating income of $1.1 million and Adjusted EBITDA of $2.2 million on revenue of $26.8 million.

“Driven by the Excell acquisition and strong shipments to core commercial end-markets, for the second quarter we delivered a 20% year-over-year sales increase and returned to total Company profitability. Persistent supply chain constraints continued to delay shipments against government/defense orders in both of our business segments, while operationally, we continued to contend with inflationary cost pressures and manufacturing inefficiencies associated with supply chain disruptions, which pressured gross margins,” said Michael D. Popielec, President and Chief Executive Officer. “While we anticipate continuing to battle these challenges in the second half of the year, we remain steadfast in our commitment to advancing our new product development initiatives, transitioning new products to production, and generating profitable growth for the year.”

Second Quarter 2022 Financial Results

Revenue was $32.1 million, an increase of $5.4 million, or 20.0%, compared to $26.8 million for the second quarter of 2021. Overall, commercial sales increased 54.1% and government/defense sales decreased 30.8% from the 2021 period. Battery & Energy Products sales increased 31.8% to $30.1 million, compared to $22.9 million last year, reflecting the contribution of $6.6 million of Excell sales coupled with increases of 16.3% in medical battery sales, 14.6% in industrial market sales, and 6.9% in oil & gas market sales, partially offset by a 20.5% decrease in government/defense sales. Net organic sales for this segment increased 3.0%. Communications Systems sales decreased 49.0% to $2.0 million compared to $3.9 million for the same period last year, primarily due to lingering supply chain disruptions resulting in delays in our shipments to future periods.

Gross profit was $7.6 million, or 23.8% of revenue, compared to $7.3 million, or 27.1% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 23.7%, compared to 26.3% last year, primarily due to supply chain disruptions including higher material and logistics costs, and continued investments in the transition of new products to high volume production. Communications Systems gross margin was 24.9% compared to 32.1% last year, primarily due to lower factory volume resulting from delays in component deliveries and the timing of orders.

Operating expenses were $6.9 million compared to $6.2 million last year, an increase of 11.0%, reflecting $1.1 million for Excell. Operating expenses were 21.3% of revenue compared to 23.1% of revenue for the year-earlier period.

Operating income was $0.8 million compared to income of $1.1 million last year.

Net income was $0.5 million or $0.03 per diluted share on a GAAP basis, compared to net income of $0.8 million or $0.05 per diluted share for the second quarter of 2021.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $2.2 million for the second quarter of 2022 or 6.8% of sales, compared to $2.2 million or 8.2% of sales for the year earlier period.

See the “Non-GAAP Financial Measure” section of this release for a reconciliation of Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$5,114	$8,413
Trade Accounts Receivable, Net	22,349	20,232
Inventories, Net	39,201	33,189
Prepaid Expenses and Other Current Assets	5,161	4,690
Total Current Assets	71,825	66,524

Property, Plant and Equipment, Net	22,338	23,205
Goodwill	37,502	38,068
Other Intangible Assets, Net	16,566	17,390
Deferred Income Taxes, Net	11,731	11,472
Other Non-Current Assets	2,261	2,879
Total Assets	$162,223	$159,538

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$13,441	$9,823
Current Portion of Long-Term Debt, Net	2,000	2,000
Accrued Compensation and Related Benefits	1,924	1,842
Accrued Expenses and Other Current Liabilities	4,811	5,259
Total Current Liabilities	22,176	18,924
Long-Term Debt	19,566	18,857
Deferred Income Taxes	2,086	2,254
Other Non-Current Liabilities	1,328	1,760
Total Liabilities	45,156	41,795

Shareholders' Equity:
Common Stock	2,057	2,052
Capital in Excess of Par Value	186,999	186,518
Accumulated Deficit	(47,488)	(47,832)
Accumulated Other Comprehensive Loss	(3,151)	(1,653)
Treasury Stock	(21,480)	(21,469)
Total Ultralife Equity	116,937	117,616
Non-Controlling Interest	130	127
Total Shareholders’ Equity	117,067	117,743

Total Liabilities and Shareholders' Equity	$162,223	$$159,538

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Revenues:
Battery & Energy Products	$30,140	$22,875	$59,290	$44,986
Communications Systems	1,986	3,895	3,209	7,757
Total Revenues	32,126	26,770	62,499	52,743

Cost of Products Sold:
Battery & Energy Products	22,989	16,859	45,418	33,534
Communications Systems	1,491	2,644	2,477	4,964
Total Cost of Products Sold	24,480	19,503	47,895	38,498

Gross Profit	7,646	7,267	14,604	14,245

Operating Expenses:
Research and Development	1,672	1,853	3,529	3,500
Selling, General and Administrative	5,181	4,323	10,577	8,702
Total Operating Expenses	6,853	6,176	14,106	12,202

Operating Income	793	1,091	498	2,043

Other Expense	115	21	232	77
Income Before Income Tax Provision	678	1,070	266	1,966

Income Tax Provision (Benefit)	170	248	(81)	465

Net Income	508	822	347	1,501

Net (Loss) Income Attributable to Non-Controlling Interest	(4)	11	3	19

Net Income Attributable to Ultralife Corporation	$512	$811	$344	$1,482

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.03	$.05	$.02	$.09

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.03	$.05	$.02	$.09

Weighted Average Shares Outstanding – Basic	16,129	16,019	16,116	15,997

Weighted Average Shares Outstanding – Diluted	16,149	16,260	16,141	16,194

Non-GAAP Financial Measure:

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net Income Attributable to Ultralife Corporation	$512	$811	$344	$1,482
Adjustments:
Interest Expense, Net	177	55	311	111
Income Tax Provision (Benefit)	170	248	(81)	465
Depreciation Expense	819	730	1,635	1,460
Amortization Of Intangible Assets	323	156	651	310
Stock-Based Compensation Expense	184	186	373	370
Non-Cash Purchase Accounting Adjustment	-	-	55	-
Adjusted EBITDA	$2,185	$2,186	$3,288	$4,198

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com